United States
Securities & Exchange Commission
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)
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Blue Hills Bancorp, Inc.

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April 13, 2016

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders (the “annual meeting”) of Blue Hills Bancorp, Inc. (the “Company”). We will hold the meeting on Wednesday, May 18, 2016 at 10:00 a.m., Eastern time, at the offices of Nutter McClennen & Fish, 155 Seaport Boulevard, 5th Floor, Boston, Massachusetts 02210. We hope that you will be able to attend.

The enclosed notice of annual meeting and proxy statement describe the formal business to be transacted at the annual meeting. During the annual meeting we will also report on the operations of the Company. Directors and officers of the Company, as well as a representative of Wolf & Company, P.C., the Company’s independent registered public accounting firm, will be present to respond to questions that stockholders may have. Also enclosed for your review is our annual report, which contains detailed information concerning the operating activities and financial statements of the Company.

The business to be conducted at the annual meeting consists of the election of four Directors and the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2016. The Board of Directors of the Company unanimously recommends a vote “FOR” the election of Directors and “FOR” the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card, or cast your vote electronically, as soon as possible, even if you currently plan to attend the annual meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the annual meeting. Your vote is important, regardless of the number of shares that you own. Thank you for your continued investment in Blue Hills Bancorp, Inc.

Sincerely,

William M. Parent
President and Chief Executive Officer

320 Norwood Park South
Norwood, Massachusetts 02062
(617) 360-6520

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m., Eastern time, on Wednesday, May 18, 2016

PLACE	Nutter McClennen & Fish 155 Seaport Boulevard, 5th Floor Boston, Massachusetts 02210

ITEMS OF BUSINESS
(1) To elect four directors to serve for a term of three years.

(2) To ratify the selection of Wolf & Company, P.C. as our independent registered public accounting firm for fiscal year 2016.

(3) To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

RECORD DATE	Stockholders as of the close of business on the record date, March 31, 2016, are entitled to one vote for each share of common stock held at that time.

VOTING
It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you, or by voting electronically online or by telephone. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. Please see the enclosed voting instructions on how to vote your shares. You can revoke a proxy at any time before its exercise at the annual meeting by following the instructions in the proxy statement.

Lauren Messmore Corporate Secretary April 13, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2016—THIS PROXY STATEMENT AND BLUE HILLS BANCORP, INC.’S 2015 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT OUR CORPORATE WEBSITE, www.bluehillsbancorp.com, UNDER THE SECTION "PROXY MATERIALS AND ANNUAL REPORT."

Blue Hills Bancorp, Inc.

Proxy Statement

i

Blue Hills Bancorp, Inc.

Proxy Statement

General Information
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Blue Hills Bancorp, Inc. (the “Company” or “Blue Hills Bancorp”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for Blue Hills Bank (the “Bank”). The annual meeting will be held at the 5th Floor office of Nutter McClennen & Fish located at 155 Seaport Boulevard, Boston, Massachusetts 02210 on Wednesday, May 18, 2016 at 10:00 a.m. Eastern time. The notice of annual meeting of stockholders and this proxy statement are first being made available to stockholders on or about April 13, 2016.
Voting and Proxy Information
Who Can Vote at the Meeting
You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on March 31, 2016. If your shares are held through a broker, bank or other holder of record (which we refer to in this proxy statement as your “holder of record”), you are considered the beneficial owner of shares held in “street name” and you will receive instructions directly from your holder of record in order to vote your shares. Your holder of record may allow you to provide voting instructions by telephone or by the Internet.

As of the close of business on March 31, 2016, there were 27,786,642 shares of Company common stock outstanding. Each share of common stock has one vote. The Company’s articles of incorporation provide that record owners of Company common stock beneficially owned by a person who beneficially owns in excess of 10% of the Company’s outstanding common stock (a “10% beneficial owner”), shall not be entitled to vote, in the aggregate, shares beneficially owned by the 10% beneficial owner in excess of 10% of the Company’s outstanding common stock, unless a majority of unaffiliated directors (as defined in the articles of incorporation) grant such entitlement by resolution in advance of the acquisition of the excess shares.
Ownership of Shares; Attending the Meeting
You may own shares of Blue Hills Bancorp in one of the following ways:

•	Directly in your name as the stockholder of record;

•	Indirectly through your broker, bank or other holder of record in “street name”; or

•	Indirectly in the Blue Hills Bank Employee Stock Ownership Plan (“ESOP”) or the Blue Hills Bancorp, Inc. Stock Fund of our 401(k) Plan.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us, either through voting by mail, the Internet, or telephone, or to vote in person at the annual meeting. If you wish to vote at the meeting, you will need to bring proof of identity.
If you hold your shares indirectly in street name, your holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your holder of record how to vote by filling out a voting form that accompanies your proxy materials. Your holder of record may allow you to provide voting instructions by telephone or by the Internet in addition to by mail. Please see the form provided by your holder of record that accompanies this proxy statement.
If you hold your shares indirectly in street name and wish to attend the meeting, you will need to bring proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person at the annual meeting, you must obtain a written proxy in your name from the holder of record of your shares. You will also need to bring proof of identity to vote at the annual meeting.
Quorum and Votes Required
Quorum. We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.
Votes Required for Proposals. In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected.

    In voting on the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. Ratification of the selection of the independent registered public accountants will be determined by a majority of the votes cast.

Routine and Non-Routine Proposals. If you do not provide your holder of record with voting instructions on certain non-routine matters (e.g., the election of directors), your holder of record will not have discretion to vote your shares on such matters. In the case of routine matters (e.g., the ratification of the independent auditors), your holder of record is permitted to vote your shares in your holder of record’s discretion if you have not provided voting instructions. A “broker non-vote” occurs when your holder of record submits a proxy for the meeting with respect to routine matters, but does not vote on non-routine matters because you did not provide voting instructions on such matters. It is important, therefore, that you provide instructions to your holder of record if your shares are held in street name so that your vote with respect to non-routine matters is counted.
How We Count Votes. If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes, if any, also will be counted for purposes of determining the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the ratification of the appointment of the Company’s independent registered public accounting firm, we will not count abstentions as votes cast on the proposal. Therefore, abstentions will have no impact on the outcome of this proposal.
Voting by Proxy
The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.
The Board of Directors unanimously recommends that you vote:

•	for each of the nominees for director; and

•	for ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm.
If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. The Company does not currently know of any other matters to be presented at the meeting.
You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.
Participants in the Blue Hills Bank ESOP or SBERA 401(k) Plan as adopted by Blue Hills Bank
Participants in the ESOP will receive a vote authorization form that reflects all shares the participant may direct the trustee to vote on his or her behalf under the plans. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of Company common stock allocated to his or her account. The ESOP trustee will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the SBERA 401(k) Plan, the plan administrator, Thomas Forese, Jr., President of SBERA, will vote all shares of Company common stock in the Blue Hills Bancorp stock account. The plan administrator has a fiduciary obligation to vote the shares of Company common stock solely in the best interests of 401(k) plan participants and beneficiaries. The deadline for returning your ESOP Vote Authorization Form is Wednesday, May 11, 2016 at 11:59 p.m. Eastern time. The telephonic and internet voting cutoff for providing your ESOP vote authorization is Wednesday, May 11, 2016 at 11:59 p.m. Eastern time.

Corporate Governance
General
The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.
Director Independence
Blue Hills Bancorp has eleven directors. The board of directors has affirmatively determined that each of our directors, with the exception of Mr. Parent, is “independent” as defined in the rules of the Nasdaq Stock Market. Mr. Parent is not independent because he is an executive officer of Blue Hills Bancorp.

In determining the independence of our directors, the board of directors considered all relationships between Blue Hills Bancorp, Inc. and our directors, including relationships that are not required to be reported under “—Transactions With Certain Related Persons.”

Code of Ethics

The Company has adopted a Code of Ethics that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Ethics requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Code of Ethics, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. A copy of the Code of Ethics can be found on the Company’s website, www.bluehillsbancorp.com.
Committees of the Board of Directors
The following table identifies our standing committees and their members as of the date of this proxy statement. All members of each committee listed below are independent as defined by Nasdaq rules. Each committee operates under a written charter. Charters of the Audit, Compensation and Nominating and Corporate Governance Committees are available in the “Investor Relations—Corporate Overview—Corporate Governance” section of the Company’s website, www.bluehillsbancorp.com.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Committee
David J. Houston		X		X
George E. Clancy	X		X*
Anthony J. LaCava, Jr.	X
Brian G. Leary	X		X
Peter J. Manning	X*			X
Ronald K. Perry		X		X*
David A. Powers			X
Pamela C. Scott**
Janice L. Shields		X		X
Scott Smith	X	X*

Number of Meetings in 2015	13	6	6	11
______________________________________
* Denotes Chairperson.
** Ms. Scott was appointed to the Board on February 19, 2016.

Audit Committee

Each member of the Audit Committee is “independent” as defined in the Nasdaq corporate governance listing standards and the additional independence requirements of applicable Securities and Exchange Commission (“SEC”) rules. The board of directors believes that Mr. Manning qualifies as an “audit committee financial expert” under applicable SEC rules.

The Audit Committee is responsible for supervising Blue Hills Bancorp, Inc.’s accounting, financial reporting and financial control processes. Generally, the Audit Committee oversees management’s efforts with respect to the quality and integrity of our financial information and reporting functions and the adequacy and effectiveness of our system of internal accounting and financial controls. The Audit Committee also reviews the independent audit process and the qualifications of the independent registered public accounting firm, and has sole responsibility for engaging our independent registered public accounting firm.

Compensation Committee

The Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and other executives. Our Chief Executive Officer attends committee meetings at the invitation of the committee and makes recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for our other executives. Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our Chief Executive Officer does not participate in committee discussions or the review of committee documents relating to the determination of his own compensation. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentive, long-term incentives and perquisites. In addition to reviewing competitive market values, the committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executives’ total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors.
Nominating and Corporate Governance Committee
The Company’s Nominating and Corporate Governance Committee assists the Board of Directors in: (1) identifying qualified individuals to serve as Board members, (2) determining the composition of the Board of Directors and its committees, (3) monitoring a process to assess Board effectiveness and (4) developing and implementing the Company’s corporate governance guidelines. The Nominating and Corporate Governance Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders.
Minimum Qualifications. The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a residency requirement, age requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents, including the Company’s bylaws.
These qualifications include:

•
No person shall be eligible for election or appointment to the Board of Directors: (i) if a financial or securities regulatory agency has issued a cease and desist, consent or other formal order, other than a civil money penalty, against such person, which order is subject to public disclosure by such agency; (ii) if such person has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; (iii) if such person is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime; and (iv) unless such person has been, for a period of at least one year immediately prior to his or her initial election or appointment to the Board of Directors, a resident of a county in which the Company or its subsidiaries maintains a banking office or a county contiguous to any such county.

•
No person shall be eligible for election or appointment to the Board of Directors if such person is at the same time, a director, officer, employee or 10% or more stockholder of a bank, savings institution, credit union, mortgage banking company, consumer loan company or similar organization, other than a subsidiary of Blue Hills Bancorp, that engages in business activities or solicits customers, whether through a physical presence or electronically, in the same market area as the Company or any of its subsidiaries.

•
No person shall be eligible for election or appointment to the Board of Directors if such person does not agree in writing to comply with all of the Company’s policies applicable to directors including but not limited to its confidentiality policy, and confirm in writing his or her qualifications.

•
No person shall be eligible for election to the Board of Directors if such person is a party to any agreement or arrangement with a party other than the Company or a subsidiary that (i) provides him or her with material benefits which are tied to or contingent on the Corporation entering into a merger, sale of control or similar transaction in which it is not the surviving institution, (ii) materially limits his or her voting discretion as a member of the Board of Directors of the Company, or (iii) materially impairs his or her ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of the Company.

•
No person shall be eligible for election to the Board of Directors if such person is the nominee or representative, as those terms are defined in the regulations of the Board of Governors of the Federal Reserve System, 12 C.F.R §212.2(n), of a company or other entity of which any of the directors, partners, trustees or 10% stockholders would not be eligible for election or appointment to the Board of Directors under the Company’s bylaws.

•
No person shall be elected to serve as a director after reaching the age of seventy-five years unless the board determines, by a vote of at least two-thirds of its disinterested members, that such director possesses skills and experience that (i) materially benefit the Board of Directors in the exercise of its powers and duties, (ii) are not possessed to any comparable degree by any other member of the Board of Directors, and (iii) are not reasonably replaceable.

If a candidate is deemed eligible and qualified for election to the Board of Directors, the Nominating and Corporate Governance Committee will then evaluate the following criteria in selecting nominees:

•	financial, regulatory and business experience;

•	familiarity with and participation in the local communities;

•	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;

•	dedication to the Company and its stockholders;

•	gender and ethnic diversity of the Board of Directors; and

•	independence.

The Company does not maintain a specific diversity policy. However, we understand the importance and value of gender and ethnic diversity on a Board of Directors, and the Board considers diversity in its review of candidates.
The Committee also will consider any other factors the Nominating and Corporate Governance Committee deems relevant, including age, size of the Board of Directors and regulatory disclosure obligations.
With respect to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; the experience, skills and contributions that the existing director brings to the Board of Directors; and independence.
Director Nomination Process. The Nominating and Corporate Governance Committee has adopted a process to identify and evaluate individuals to be nominated for election to the Board of Directors. For purposes of identifying nominees, the Nominating and Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by the Company and its subsidiaries. The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below. The Nominating and

Corporate Governance Committee has not previously used an independent search firm to identify nominees.
In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described above under “Minimum Qualifications.” If such individual fulfills these criteria, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board of Directors.
Procedures to be Followed by Stockholders
The Board of Directors has adopted a procedure by which stockholders may recommend to the Nominating and Corporate Governance Committee candidates for nomination for election as directors. Stockholders who wish to recommend a nominee must write to the Company’s Secretary and such communication must include:

•	A statement that the writer is a stockholder of record and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;

•	The name and address of the proposing stockholder as they appear on the Company’s books, and of the beneficial owner, if any, on whose behalf the nomination is made;

•	The number of shares of the Company’s capital stock that are owned beneficially or of record by such stockholder and such beneficial owner;

•
A description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	A representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the nominee named in the stockholder’s notice;

•	The name, age, personal and business address of the candidate, and the principal occupation or employment of the candidate;

•	The candidate’s written consent to serve as a director;

•
A statement of the candidate’s business and educational experience and all other information relating to such person that would indicate such person’s qualification to serve on the Company’s Board of Directors; and

•	Such other information regarding the candidate or the stockholder as would be required to be included in the Company’s proxy statement pursuant to the regulations of the SEC.

To be timely, the submission of a candidate for Director by a stockholder must be received by the Secretary at least 120 days prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting of stockholders; provided, that if (i) less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and (ii) the date of the annual meeting is advanced more than 30 days prior to or delayed more than 30 days after the anniversary of the preceding year’s annual meeting, a stockholder’s submission of a candidate shall be timely if delivered or mailed to and received by the Company’s Secretary no later than the 10th day following the day on which public disclosure of the date of the annual meeting is first made.

Risk Committee

The Board has established a standing Risk Committee to assist the Board in connection with enterprise risk management. The Risk Committee’s primary duties and responsibilities are to ensure that the Bank is taking appropriate measures to identify, assess, monitor, control, and mitigate the Bank’s risk in the areas of credit, operations, technology, compliance, legal and reputation. The Risk Committee meets at least quarterly to review management’s report and assessment of enterprise risk as identified in the Company's Risk Appetite Statement, and where material unwanted risk is identified, ensure that management has planned or will plan a course of action to mitigate those risks.

Meetings of the Board of Directors
The Company conducts business through meetings of its Board of Directors and through activities of its committees. During fiscal 2015, the Board of Directors held 11 meetings. No director attended fewer than 75% of the total meetings of the Company’s Board of Directors and the board committees on which such director served.
Board Leadership Structure
At Blue Hills Bancorp, the positions of Chairman of the Board and Chief Executive Officer are held by different individuals. The Chairman of the Board provides guidance to the Chief Executive Officer, is active in setting the agenda for Board meetings and presides over meetings of the Board. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. As required by the Nasdaq rules, the Audit, Nominating and Corporate Governance and Compensation Committees are comprised solely of directors who are independent as defined by Nasdaq rules.
Director Attendance at the Annual Meeting
The Board of Directors encourages each director to attend annual meetings of stockholders. Each member of the Board of Directors as of the date of the 2015 annual meeting of stockholders attended the meeting, and each current member of the Board of Directors is expected to attend the 2016 annual meeting of stockholders.

Audit Committee Report
The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications

with Audit Committees,” including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.
In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence, and has discussed such independence with the independent registered public accounting firm. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.
The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not ensure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with standards of the Public Company Accounting Oversight Board or that the Company’s independent registered public accounting firm is in fact “independent.”
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm, for the fiscal year ending December 31, 2016.
Audit Committee of the Board of Directors of
Blue Hills Bancorp, Inc.

Peter Manning, Chair
George Clancy
Brian Leary
Scott Smith
Anthony LaCava

Director Compensation
The following table sets forth for the year ended December 31, 2015 certain information as to the total remuneration paid to directors other than Mr. Parent, who receives no compensation for being a director.

Directors Compensation Table For the Year Ended December 31, 2015
Name	Fees earned or paid in cash ($)	Stock Awards ($) (1) (2)	Option Awards ($) (1) (3)	All Other Compensation ($) (4)	Total ($)
David J. Houston	68,500	280,697	232,650	—	581,847
George E. Clancy	50,750	280,697	232,650	—	564,097
Ken D’Amato(5)	13,000	—	—	—	13,000
Anthony J. LaCava, Jr.(6)	3,250	280,697	232,650	—	516,597
Brian G. Leary	44,000	280,697	232,650	—	557,347
Peter J. Manning	57,000	280,697	232,650	—	570,347
Karen B. O’Connell(7)	13,500	—	—	—	13,500
Ronald K. Perry	53,000	280,697	232,650	—	566,347
David A. Powers	30,000	280,697	232,650	—	543,347
Pamela C. Scott(8)	—	—	—	—	—
Janice L. Shields	48,000	280,697	232,650	—	561,347
Scott Smith	55,000	280,697	232,650	—	568,347
Total	436,000	2,526,273	2,093,850	—	5,056,123
_____________________________

(1)
Amounts included in the “Stock Awards” and “Option Awards” columns for the year ended December 31, 2015, represent grants under our 2015 Equity Incentive Plan that were made on October 7, 2015. Amounts related to stock awards and option awards are reported in the table above pursuant to applicable Securities and Exchange Commission regulations that require that we report the full grant-date fair value of grants in the year in which such grants are made. Because grants vest (are earned) at a rate of 20% per year beginning October 7, 2016, none of the directors actually recognized any income from the awards during the year ended December 31, 2015.

(2)
Reflects the aggregate grant date fair value of restricted stock awards granted to active directors on October 7, 2015 with a grant date market value of $14.07 per share. These awards vest equally over a five-year period beginning on October 7, 2016. Each director listed in the table serving as a director on the date of grant was granted 19,950 shares of restricted stock. The assumptions used in the valuation of these awards are included in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission.

(3)
Reflects the aggregate grant date fair value of awards of stock options granted to active directors on October 7, 2015 with a grant date fair value of $4.23 per stock option and an exercise price of $14.07 per option. These awards vest equally over a five-year period beginning on October 7, 2016. Each director listed in the table who was serving as a director on the date of grant was granted 55,000 stock options. The assumptions used in the valuation of these options are included in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(4)	No director received any perquisites or benefits that, in the aggregate, were equal to or greater than $10,000.

(5)	Mr. D’Amato resigned as a director in January 2015.

(6)	Mr. LaCava was appointed director on September 11, 2015.

(7)	Ms. O’Connell died February 26, 2015.

(8)	Ms. Scott was appointed director on February 19, 2016 and received no compensation during fiscal 2015.

Each of the individuals who serves as a director of Blue Hills Bancorp serves as a director of Blue Hills Bank and earns director fees in that capacity, with the exception of Mr. Parent, who receives no compensation for being a director. The Chairman of the Board receives a $30,000 annual retainer, paid quarterly and $1,000 per meeting attended. All other directors of Blue Hills Bank receive a $15,000 annual retainer, paid quarterly and $1,000 per meeting attended. The Chairman of each committee receives an additional $5,000 annual retainer paid quarterly. For the year ended December 31, 2015, Blue Hills Bank paid a total of $436,000 in director fees.

Supplemental Director Retirement Plan. Blue Hills Bank previously adopted a Supplemental Director Retirement Plan for all non-employee directors of Blue Hills Bank who joined the plan by executing a participation agreement. Under the Supplemental Director Retirement Plan, Blue Hills Bank contributed $10,000 each year to a director's account. In connection with Blue Hills Bancorp's stock offering, the Supplemental Director Retirement Plan was terminated in December 2013, and the account balances thereunder were required to be distributed no later than December 17, 2015, in order to comply with Section 409A of the Internal Revenue Code (the "Code"). The Supplemental Director Retirement Plan was amended prior to the plan’s termination, to permit participants to invest their account balance in additional investment alternatives selected by the plan administrator, including in Blue Hills Bancorp common stock. A participant’s election to invest in Blue Hills Bancorp common stock was irrevocable. The balance of participant accounts were distributed in December 2015.

Stock Ownership
The following table provides information as of March 31, 2016, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. Percentages are based on 27,786,642 shares of Company common stock issued and outstanding as of March 31, 2016.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership(1)	Percent of Shares of Common Stock Outstanding

Blue Hills Bank Employee Stock (2) Ownership Plan and Trust 1196 River Street Hyde Park, Massachusetts 02136	2,276,670	8.2%

T. Rowe Price Associates, Inc.(3) 100 East Pratt Street Baltimore, Maryland 21202-1009	1,933,395	7.0%

(1)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting or investment power.

(2)
Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by the participants. The ESOP trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received proper voting instructions from participants. As of December 31, 2015, 151,824 shares have been allocated to participants’ ESOP accounts.

(3)
T. Rowe Price Associates reported sole dispositive power with respect to 1,933,395 shares of the Company’s common stock and sole voting power with respect to 253,670 shares of the Company’s common stock on a Schedule 13G filed with the SEC on February 12, 2016.

The following table provides information as of March 31, 2016 about the shares of Company common stock that may be considered to be beneficially owned by each director, named executive officer listed in the Summary Compensation Table and all directors and executive officers of the Company as a group. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. Percentages are based on 27,786,642 shares of Company common stock issued and outstanding as of March 31, 2016.

	Amount of Shares Owned and Nature of Beneficial Ownership	Percent of Shares of Common Stock Outstanding
Directors and Nominees

William M. Parent, Chief Executive Officer, President and Director	274,425(1)(2)	*
David J. Houston, Jr., Chairman	73,595(3)	*
George E. Clancy	29,006(4)	*
Anthony (Bud) LaCava	19,950(5)	*
Brian G. Leary	37,521(6)	*
Peter J. Manning	41,904(7)	*
Ronald K. Perry	42,736(8)	*
David A. Powers	49,563(5)	*
Pamela C. Scott	19,950(9)	*
Janice L. Shields	28,144(5)	*
Scott Smith	21,559(5)	*

Executive Officers

James E. Kivlehan, Executive Vice President and Chief Financial Officer	159,792(10)(2)	*
Thomas E. O’Leary, Executive Vice President of Commercial Banking	159,903(11)(2)	*
Thomas R. Sommerfield, Senior Vice President, Chief Risk Officer	149,928(12)(2)	*

All directors and executive officers as a group (14 persons)	1,107,976	4.0%

*	Less than 1%

(1)
Includes 12,561 shares held in the Blue Hills Bancorp, Inc. Stock Fund of the 401(k) Plan (the “401(k)”), 3,650 shares held in an IRA, 2,170 shares held through the ESOP and 200,000 shares of unvested restricted stock.

(2)
The number of shares reported by officers as being held through the 401(k) Plan may be different from the number of shares previously reported as having been acquired through the 401(k) because Company stock held in the 401(k) is held in a unitized fund that includes both Company common stock and cash. The percentage of each unit that is Company common stock fluctuates daily, through no volitional act of the 401(k) participant.

(3)	Includes 44,532 shares held in an IRA, 5,000 shares held in a spouse’s IRA, 1,000 shares held in a business partnership and 19,950 shares of unvested restricted stock.

(4)	Includes 7,497 shares held in a spouse’s IRA, 19,950 shares of unvested restricted stock.

(5)	Includes 19,950 shares of unvested restricted stock.

(6)	Includes 15,896 shares held in an IRA and 19,950 shares of unvested restricted stock.

(7)	Includes 20,851 shares held in an IRA, 19,950 shares of unvested restricted stock.

(8)	Includes 13,035 shares held in an IRA ,19,950 shares of unvested restricted stock.

(9)	Ms. Scott was appointed as a director on February 17, 2016. Includes 19,950 shares of unvested restricted stock.

(10)	Includes 1,000 shares held in an IRA, 39,725 shares held in the 401(k), 1,267 shares held through the ESOP and 115,000 shares of unvested restricted stock.

(11)	Includes 25,000 shares held in an IRA, 9,104 shares held in the 401(k), 2,170 shares held through the ESOP and 115,000 shares of unvested restricted stock.

(12)	Includes 3,000 shares held in an IRA, 16,000 shares held by children, 45,062 shares held in the 401(k), 2,170 shares held through the ESOP and 75,000 shares of unvested restricted stock.

Proposals to be Voted on by Stockholders
Proposal 1 — Election of Directors

The Board of Directors of Blue Hills Bancorp is presently composed of eleven members. The Board is divided into three classes with staggered three-year terms, with approximately one-third of the directors elected each year. The nominees for election as directors at the 2016 Annual Meeting are George E. Clancy, William M. Parent, David A. Powers and Scott Smith, each of whom is a current director of the Company and the Bank.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below unless other instructions are provided. If any nominee is unable to serve, the proxy committee will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.
The Board of Directors recommends a vote “FOR” the election of all nominees.
Information regarding the nominees and the directors continuing in office is provided below. Each director serves on the board for both Blue Hills Bancorp and Blue Hills Bank. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each nominee’s biography is as of December 31, 2015.
Nominees for Election as Directors
The nominees standing for election are:
George E. Clancy, Esquire is a partner at Fuller, Rosenberg, Palmer & Beliveau of Worcester, Massachusetts. Mr. Clancy has been a member of the Blue Hills Bank board of directors since 1996 and is currently Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee. Mr. Clancy is a member of the Massachusetts Bar Association, the Massachusetts Defense Lawyers Association and the Worcester County Bar Association. Mr. Clancy is a member of the CAP Team and serves as a CCD teacher for St. Anne Parish. Mr. Clancy is a graduate of Bridgewater State College and received his J.D. from the Suffolk University Law School. Mr. Clancy has over 25 years of business experience as a practicing lawyer. Mr. Clancy provides the Board with extensive insight on regulatory and litigation matters; he is a former resident of Hyde Park and a founding Director of Hyde Park Main Streets. Age 57.

William M. Parent is President and Chief Executive Officer of Blue Hills Bank, Blue Hills Bancorp, Inc. and its predecessor company since 2010. Prior to that, Mr. Parent served as a partner and chief investment officer at Grail Partners, a boutique merchant bank. Mr. Parent has over 30 years of experience in the financial services industry, including 16 years at Bank of Boston and its successor companies, FleetBoston and Bank of America, where he held senior executive roles in Finance, Mergers & Acquisitions, Bank Management and Private Equity Investing. Mr. Parent is a non-practicing CPA and holds a BS from Bentley University. He has served as a member of the board of directors for over a dozen middle market companies covering the financial services, retail, distribution and manufacturing sectors. Today, he serves on the board of directors for the YMCA of Greater Boston, Wediko Children Services,

Thayer Academy, the Massachusetts Bankers Association and the Savings Banks Employees Retirement Association. He is also a member of the Honor Roll Development Committee for the Campaign for Catholic Schools. Mr. Parent’s extensive experience in the financial services industry and his responsibilities for the strategic direction and management of Blue Hills Bank offer the Board an invaluable perspective of the Bank’s business and strategic direction. Age 54.

David A. Powers is a Vice President at Burgin Platner Hurley Insurance Agency, LLC of Quincy, Massachusetts. Prior to joining Burgin Platner Hurley in 2015 he was a partner at Charles A. Powers & Sons, LLP, of Boston, Massachusetts, an insurance agency, a position he held for 24 years. A graduate of the University of New Hampshire, Mr. Powers is affiliated with the Massachusetts Association of Independent Insurance Agents and the Rotary Club of Hingham and Hull. He has been a member of the Blue Hills Bancorp board of directors since 1998 and currently serves on the Nominating and Corporate Governance Committee. Mr. Powers’ management experience and business knowledge provides a valuable resource and perspective to the Board. Age 67.

Scott Smith is President/ CEO of The SC Group serving philanthropic organizations throughout New England. His 26 years of experience in the philanthropic sector range broadly from Executive Director to Vice President of Operations to Chief Executive Officer. He is immediate past Board Chair of the Thomas M. Menino YMCA in Boston and serves on the Lt. Governor’s Interagency Council and the Mayor’s Commission on Homelessness. He has served on the Blue Hills Bancorp Board of Directors since 1998 and currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee. Mr. Smith is a graduate of Salisbury University. Mr. Smith provides the Board with a unique insight into the philanthropic sector and has substantial ties to the communities served by Blue Hills Bank. Age 50.
Directors Continuing in Office
The following directors have terms ending in 2017:

David J. Houston, Jr. is a senior member of J.J. Houston & Co., LLP, an independent insurance agency. He has served on the Blue Hills Bancorp board of directors since 1977 and currently serves as Chairman of the board of directors and a member of the Company’s Risk Management and Compensation Committees. Mr. Houston is a graduate of Boston College and a member of the Society of Certified Insurance Counselors, the National Association of Corporate Directors, and the Massachusetts and South Shore Associations of Independent Insurance Agents. Mr. Houston’s long affiliation with Blue Hills Bank and his experience operating a local business provide a valuable connection between the Bank and the local community. In addition, his knowledge of risk and the insurance market brings the Board insight into the Bank’s business and strategies. Age 69.

Peter J. Manning is the former Vice Chairman of FleetBoston Financial Corporation, and has been a member of the Blue Hills Bancorp board of directors since 2010. Mr. Manning serves as Chairman of the Audit Committee and also serves on the Company’s Risk Management Committee. Mr. Manning began his career at the accounting firm Coopers & Lybrand and later joined BankBoston where he held a number of executive management responsibilities which included Executive Vice President and Chief Financial Officer. In October of 1999, Mr. Manning was named to the Vice Chairman post at FleetBoston Financial. Mr. Manning is a graduate of Boston College and earned his MBA from Babson College. He is currently a board member of Safety Insurance Group, Inc. and Campaign for Catholic Schools. Mr. Manning was previously a board member of Thermo Fisher Scientific Inc., and served 13 years on the Bedford school committee. Mr. Manning’s extensive experience with financial institutions and accounting brings the Board valuable insight into the business of the Bank, its strategies and accounting matters. Age 76.

Janice L. Shields is co-founder and president of Shields & Company, Inc. located in Waltham, Massachusetts. For over 35 years, Ms. Shields has provided a wide range of corporate advisory services to clients, including capital raising, mergers and acquisitions, corporate restructurings, and valuations. Ms. Shields has been a member of the Blue Hills Bank's board of directors since 2010 and is a member of the Compensation Committee and the Company’s Risk Management Committee. She serves as a director on a number of other local boards and over the years has been active in fundraising activities for non-profit organizations. Ms. Shields is a graduate of Albertus Magnus College, and holds an MLA from Harvard University and an MBA from the Stern School at New York University. With her extensive business and entrepreneurial experience, Ms. Shields brings to the Board a valuable insight on financial analysis and evaluating potential strategic transactions. Age 68.

The following directors have terms ending in 2018:

Brian G. Leary, Esquire is a partner at the law firm of Holland & Knight and is a member of the firm’s Business Section. He acts as outside general counsel to several New England companies.  He also has an extensive business litigation practice and has defended clients in several jurisdictions across the country on claims involving intellectual property, false advertising, unfair competition and consumer rights. Prior to joining Holland & Knight in 2013, Mr. Leary was a partner at McCarter & English, LLP where he oversaw the firm’s strategic planning and was the founder and chief executive officer of Mogall, Inc., an early pioneer of social networking. He also was a nationally recognized reporter and anchor for WCVB-TV, and received the George Foster Peabody Award for investigative reporting in 1997.  Mr. Leary has been a member of the Blue Hills Bancorp board of directors since 2012 and is a member of the Audit and Nominating and Corporate Governance Committees.  Mr. Leary is an active volunteer and serves on the board of directors of the New England Legal Foundation and Catholic Memorial School.  He is a graduate of the College of the Holy Cross and received his J.D. from Harvard Law School. Mr. Leary provides the Board with valuable perspective on general business oversight, as well as potential strategic initiatives. Age 60.

Anthony (Bud) LaCava is the former Managing Partner in KPMG’s Boston office. Mr. LaCava was elected to the Blue Hills Bancorp board of directors in 2015 and is a member of the Audit Committee. Bud has 35 years of public accounting experience serving a wide range of clients in the financial services, consumer product, manufacturing, retail and distribution industries. He participated in numerous merger and acquisition engagements for both publicly traded and privately held companies. Bud was elected to KPMG’s Board of Directors for three year terms in 2005 and 2008 and served as the East Region Managing Partner from 2009 through 2012. Prior to that, he served as partner-in-charge of KPMG’s New England and Upstate New York audit practice. Mr. LaCava is a member of the AICPA and a Director of the Massachusetts Society of CPA’s. Bud is also actively involved with numerous organizations including serving as Chairman, Business School Advisory Council, Bentley University; Director, Massachusetts Business Roundtable; Director, Jobs For Massachusetts; Board Member, Greater Boston Chamber of Commerce; Member, Corporate Directors Group and Member, Board Leaders. Mr. LaCava’s extensive experience in accounting, financial institutions and business management would provide a valuable insight for the Company. Age 59.

Ronald K. Perry is the president and head of brokerage at Colliers International. Mr. Perry began his career at Meredith & Grew, which became part of Colliers in 2008, and became the head of the brokerage group in 2007. He was appointed president of the firm in March 2010. Mr. Perry is a licensed real estate broker and a member of the Greater Boston Real Estate Board and Commercial Brokers Association. Mr. Perry has been a member of the Blue Hills Bancorp board of directors since 2012 and is Chairman of the Company’s Risk Management Committee and serves on the Compensation Committee. A graduate of the College of Holy Cross, he previously served on the board of directors at Catholic Memorial School for 12 years and was a Big East Basketball Color Analyst for over 30 years. Mr. Perry’s extensive real estate experience and knowledge of the local real estate market as well as his valuable insight into managing and overseeing a business brings valuable expertise to the Board. Age 57.

Pamela C. Scott. Ms. Scott is the founder, president and Chief Executive Officer of LVCC, Inc., a business consulting firm. She has more than 30 years of experience in the financial services industry including multiple roles in institutional asset and investment management at State Street Corporation, U.S. Trust Company of New York and Citibank. Since retiring from the banking industry, Ms. Scott was appointed trustee of Salem State University by Governor Deval Patrick, where she later became chair. She currently serves on their Board of Trustees and is also a member of the Trustee Advisory Board at Beth Israel Deaconess Medical Center. She was a director of Beverly National Bank and became a director of Danvers Bancorp, Inc., after its acquisition of Beverly National Bank. Ms. Scott received her BA from Rice University and her MBA from the Tuck School of Business at Dartmouth College, as the business program’s first African American female graduate and where she now serves as a mentor to young professionals and MBA students. An active alumnus of The Partnership, Ms. Scott works to promote career development for minority executives in Boston. Ms. Scott brings the Board extensive experience in financial services and business. Age 64.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Wolf & Company, P.C. to be its independent registered public accounting firm for the 2016 fiscal year, subject to ratification by stockholders. A representative of Wolf & Company, P.C. is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.
If the ratification of the appointment of Wolf & Company, P.C. is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.
The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm.
Audit Fees
The following table sets forth the fees we paid to Wolf & Company, P.C. for the fiscal years ended December 31, 2015 and 2014.

	2015	2014
Audit fees	$245,100	$384,400
Audit related	40,250	3,900
All other fees	107,934	90,749

Audit Fees. The aggregate fees billed to us for professional services rendered for the audit of our annual financial statements, review of the financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided in connection with statutory and regulatory filings and engagements were $245,100 and $384,400 during the years ended December 31, 2015 and 2014, respectively. Fees were higher in 2014 due to the Company’s mutual-to-stock conversion on July 21, 2014 and the Company’s related transition to a public company.

Audit-Related Fees. The fees billed to us for Audit-related fees pertain to the audits of the Company’s 401(k) Plan and employee stock ownership plan, along with agreed-upon procedures related to the Company’s 401(k) and defined benefit plans, and were $40,250 and $3,900 during the years ended December 31, 2015 and 2014, respectively. Fees were higher in 2015 due to the Company's first 11-K filing and formation of the employee stock ownership plan in 2014.

All Other Fees. The other fees billed to us were $107,934 and $90,749 during the years ended December 31, 2015 and 2014, respectively, for regulatory compliance services, information technology reviews and WolfPAC risk assessment modules.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services. During the year ended December 31, 2015, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Executive Compensation

The board of directors’ philosophy is to align executive compensation with the interests of its stockholders and to determine appropriate compensation levels that will enable the Company to meet the following objectives:

•	To attract, retain and motivate an experienced, competent executive management team;

•	To reward the executive management team for the enhancement of shareholder value based on annual earnings performance and the market price of Blue Hills Bancorp’s stock;

•	To provide compensation rewards that are adequately balanced between short-term and long-term performance goals;

•	To encourage ownership of Blue Hills Bancorp’s common stock through stock-based compensation; and

•	To maintain compensation levels that are competitive with other financial institutions and particularly those in Blue Hills Bancorp’s peer group based on asset size and market area.

The board of directors considers a number of factors in its decisions regarding executive compensation and benefits including, but not limited to, the level of responsibility and performance of the individual executive officer, the overall performance of Blue Hills Bancorp, and consideration of industry, community bank peers and local market conditions. Base salary levels of Blue Hills Bancorp’s and Blue Hills Bank’s executive officers are set to reflect the duties and responsibilities inherent in the position and to reflect competitive conditions in the banking business in Blue Hills Bancorp’s market area. In setting base salaries, the board of directors also considers a number of factors relating to each executive officer, including individual performance, job responsibilities, experience level, ability and the knowledge of the position, and overall performance of Blue Hills Bancorp and Blue Hills Bank. These factors are considered subjectively, and where possible quantitatively, and are weighted partially by those aspects deemed more significant than others. Such a weighting of these evaluation factors will vary from year to year in response to the strategic plan and current market conditions. The board of directors also considers the recommendations of the Chief Executive Officer with respect to the compensation of the other executive officers. The board of directors and the Chief Executive Officer review the same information in connection with these performance evaluations and related recommendations of these executives.

In developing compensation levels for the named executive officers for the year ended December 31, 2015, the compensation committee utilized the services of Arthur Warren Associates, an independent compensation advisory firm. Arthur Warren Associates assisted the compensation committee in the review of base salary and incentive compensation for 2015, particularly among Blue Hills Bancorp’s peer group, as determined through industry surveys and published proxy statements. The compensation committee also relied on other survey sources including Pearl Meyer & Partners 2014 Massachusetts Bankers Association Banking Compensation Survey, Pearl Meyer & Partners 2014 Northeast Bankers Survey, and ERI Economic Research Institute Survey.

In addition, in 2015, consistent with its desire to align the interests of management and stockholders, the board of directors established stock ownership guidelines for management and directors of Blue Hills Bancorp. For the president and chief executive officer, stock ownership guidelines were set at three times base salary, for other executive officers, at two times base salary, and for non-employee directors, at ten times their annual retainer. The officers and directors are expected to achieve these ownership levels over time and hold the stock acquired throughout their tenure as executive officers and directors, respectively.

Summary Compensation Table

The following table sets forth for the year ended December 31, 2015 and 2014, certain information as to the total remuneration paid by Blue Hills Bank to Mr. William M. Parent, who serves as President and Chief Executive Officer, Mr. Thomas O’Leary, Blue Hills Bank’s Executive Vice President, Commercial Banking and Mr. James E. Kivlehan, Blue Hills Bank’s Executive Vice President and Chief Financial Officer (referred to as our “Named Executive Officers”). Information regarding executive officers who are not also directors is contained in Blue Hills Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2015.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus(1) ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-equity incentive plan compensation ($)(5)	All other compensation ($)(6)	Total ($)
William M. Parent, President and Chief Executive Officer	2015	500,000	—	2,814,000	1,692,000	150,000	24,852	5,180,852
	2014	500,000	60,000	—	—	300,000	24,145	884,145
James E. Kivlehan, Executive Vice President and Chief Financial Officer	2015	253,750	37,500	1,618,050	888,300	100,000	24,852	2,922,452
	2014	253,750	105,812	—	—	114,188	11,886	485,636
Thomas E. O’Leary Executive Vice President, Commercial Banking	2015	250,000	—	1,618,050	888,300	100,000	24,852	2,881,202
	2014	250,000	102,500	—	—	112,500	24,145	489,145

(1)
For 2015 consists of signing bonus paid to Mr. Kivlehan. For 2014, consists of bonus amounts earned above the maximum achievement level under the short-term incentive plan during the year ended December 31, 2014.

(2)
Amounts included in the “Stock Awards” and “Option Awards” columns for the year ended December 31, 2015, represent grants under our 2015 Equity Incentive Plan that were made on October 7, 2015. Amounts related to stock awards and option awards are reported in the table above pursuant to applicable Securities and Exchange Commission regulations that require that we report the full grant-date fair value of grants in the year in which such grants are made. Because grants vest (are earned) at a rate of 20% per year beginning October 7, 2016, none of the Named Executive Officers actually recognized any income from the awards during the year ended December 31, 2015.

(3)
Reflects the aggregate grant date fair value of restricted stock awards granted to each executive officer on October 7, 2015 with a grant date market value of $14.07 per share. The assumptions used in the valuation of these awards are included in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(4)
Reflects the aggregate grant date fair value of awards of stock options granted to each executive officer on October 7, 2015 with a grant date fair value of $4.23 per stock option and an exercise price of $14.07 per option. The assumptions used in the valuation of these options are included in Note 11 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(5)	For calendar years 2015 and 2014, consists of amounts earned under the short-term incentive plan.

(6)	Consists of the following payments:

All Other Compensation
Name	Year	Perquisites(a) ($)	401(k) Plan(b) ($)	ESOP(c) ($)	Total ($)
William M. Parent	2015	-	10,600	14,252	24,852
James E. Kivlehan	2015	-	10,600	14,252	24,852
Thomas E. O’Leary	2015	-	10,600	14,252	24,852

(a)	For the year ended December 31, 2015, none of the named executive officers received perquisites or personal benefits that, in the aggregate, were greater than or equal to $10,000.

(b)	Represents the profit sharing contribution made by Blue Hills Bank to the Named Executive Officer’s 401(k) Plan account for the plan year 2015.

(c)
Represents the aggregate number of shares allocated to the Named Executive Officer’s ESOP account for plan year, the value of which was determined based on a $15.31 fair market value of Blue Hills Bancorp common stock as of December 31, 2015.

Benefit Plans

Employment Agreement. Blue Hills Bancorp (formerly, Hyde Park Bancorp, Inc.) and Blue Hills Bank (the “employers”) entered into an employment agreement with Mr. William M. Parent, which agreement was amended and restated, effective March 6, 2014. The agreement has a term ending on December 31, 2016 which extends automatically for one additional year on January 1 of each year beginning January 1, 2015 unless either the employers or Mr. Parent gives notice no later than 90 days prior to such anniversary date that the agreement will not be renewed. Under the agreement, the base salary for Mr. Parent for 2015 was $500,000 and remains $500,000 for the 2016 fiscal year. In addition to the base salary, the agreement provides that the executive shall be entitled to participate in any employee benefit plans in effect for executive officers of the employers and shall be eligible for participation in short-term and long-term incentive compensation and other benefits as provided to other full time employees of Blue Hills Bank. Mr. Parent shall also be entitled to continue participation in any fringe benefit arrangements in which he was participating on the effective date of the restated employment agreement. In addition, the agreement provides for reimbursement of reasonable travel and other business expenses, incurred in connection with the performance of his duties.

In the event the executive’s employment is terminated by Blue Hills Bank without cause, including a resignation for good reason (as defined in the employment agreement) during the term of the agreement, but excluding termination for cause or due to death, disability, retirement or following a change in control (as defined in the employment agreement), the executive would be entitled to a payment equal to two times the sum of his then current base salary and his average annual short-term incentive cash compensation awarded during the two most recent fiscal years ending before the termination. The severance payment shall be paid in substantially equal installments over a 24 month period commencing within 60 days after the date of termination, subject to the receipt of a signed release, a form of which has been appended to the employment agreement. In addition, executive will be entitled to continued group medical and life insurance coverage, at the employer’s sole expense, for the period for which he is receiving severance benefits, provided that the payment of such life or health benefit would not result in excise taxes or penalties to the employers. If the payment of such benefits would result in excise taxes or benefits to the employers under applicable tax laws, then the employers would provide such benefits on an after-tax basis or, in lieu thereof, would provide a cash lump sum payment to the executive reasonably estimated to be equal to the value of such benefits. In addition, Mr. Parent would be entitled to professional outplacement services up to a maximum cost of $30,000 from a nationally recognized outplacement consulting or coaching organization of his choice and would fully vest in any nonqualified deferred compensation plans in which he is participating.

In the event Mr. Parent's employment is terminated without cause or terminates for good reason within 24 months following a change in control (as defined in Code Section 409A), Mr. Parent would be entitled to the payment of a lump sum cash severance payment equal to three times the sum of his current base salary and his average annual short-term incentive cash compensation awarded to him over the three most recent fiscal years ending before or simultaneously with the change in control. If the change in control would not be considered a change of control within the definition under Code Section 409A, but would be a change in control under the employment agreement, then such payment shall be made to Mr. Parent over a period of 24 months. In such event, Blue Hills Bancorp and Blue Hills Bank would establish a grantor trust and contribute to the grantor trust an amount reasonably estimated to be sufficient to pay the severance benefit. Mr. Parent would also be entitled to continued group life and health coverage for a period of 36 months at the employers’ sole expense or if providing either such coverage on a pre-tax basis would result in an excise tax or penalties to the employers, the employer would provide such benefits on an after-tax basis or, in lieu thereof, would provide a cash lump sum payment to the executive reasonably estimated to be equal to the value of such benefits. In addition, Mr. Parent would be entitled to professional outplacement services up to a maximum cost of $30,000 from a nationally recognized outplacement consulting or coaching organization of his choice and would fully vest in any nonqualified deferred compensation plans in which he is participating. If Mr. Parent's employment is terminated without cause or for good reason 24 months or more following a change in control, he would not be entitled to the change in control benefit but would be entitled to the benefit otherwise payable under the agreement, as set forth above.

For purposes of the executive’s ability to resign and receive a payment under the agreement, “good reason” would include the occurrence of any of the following events: (i) a failure of the employers to continue the executive in the executive position or the issuance by the employers of a notice to the executive that the term of the employment agreement will not be extended, (ii) a material adverse change in the nature or scope of executive’s responsibilities, title, authorities, powers, functions or duties or the duties normally exercised by someone in his executive position, without his consent, (iii) an involuntary reduction in his base salary, except in connection with an across-the-board salary reduction affecting substantially all management employees and based on the employer’s financial performance, (iv) an involuntary relocation of executive’s principal place of employment by more than 35 miles driving distance from such office as determined at the date of the agreement, or (v) a material breach by the employers of the compensation provisions of the agreement which continues for more than 10 days following notice given by the executive. If an event constituting “good reason” occurs, the executive is required to give Blue Hills Bank notice within 60 days and Blue Hills Bank will have 30 days to correct the good reason, however, the 30 day period may be waived by Blue Hills Bank.
If the payments to Mr. Parent under the employment agreement made in connection with a change in control would result in an excise tax under Sections 280G and 4999 of the Internal Revenue Code, Mr. Parent would be entitled to the severance amount which would result in the greater net after-tax benefit: (i) assuming he received all payments to which he is entitled under the employment agreement and all other compensation received that is contingent on the change in control and paid all taxes, including excise taxes on such benefits, or (ii) assuming that his benefits are reduced to avoid an excess parachute payment. In addition, if necessary to avoid excise taxes under Section 409A of the Internal Revenue Code, and only to such extent, a cash severance payment may be delayed and paid on the earlier of (a) six months and one day after the executive’s termination or (b) executive’s death. In such event, the first payment shall include a catch-up payment covering amounts that would have been paid during the delay and shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service.

In the event that his employment was terminated for a reason entitling him to a severance payment under the employment agreement, Mr. Parent would receive an aggregate cash severance payment of approximately $1,450,000, if the event of termination occurred in December, 2015 prior to a change in control and $2,217,346, if the termination occurred immediately following a change in control occurring in December, 2015, based upon current levels of compensation, without regard to the possible reduction to avoid an excess parachute payment, if such reduction resulted in the net best benefit to Mr. Parent.

Under the employment agreement, if Mr. Parent is terminated due to disability (as defined in his employment agreement), he will be entitled to receive his full salary and benefits under the employment agreement until he becomes eligible for and receives long-term disability insurance coverage then in effect. In the event of Mr. Parent’s death while employed, the employers will continue to provide his base salary to his designated beneficiary for three months following his death.

Upon retirement at age 65 or in accordance with any retirement policy established by the board of directors, Mr. Parent will be entitled to benefits under any retirement plans to which he is a party but shall not be entitled to any amount or benefits under the employment agreement, provided, that Mr. Parent cannot be involuntarily terminated due to “retirement” within 24 months following a change in control.

The employment agreement requires the executive not to compete with Blue Hills Bank for a period of one year following a termination of employment for which the executive receives severance payments as the result of an involuntary termination or resignation for good reason (other than a termination of employment following a change in control). The employment agreement further requires that Mr. Parent not solicit business, customers or employees of the Bank for a 12 month period following termination (other than a termination of employment following a change in control) and requires him to maintain confidential information.

Severance and Change in Control Agreements. Blue Hills Bancorp (formerly, Hyde Park Bancorp, Inc.) and Blue Hills Bank (collectively, the “employers”) have entered into two-year change in control agreements with Messrs. Thomas O’Leary and James E. Kivlehan and one other executive officer and have entered into one-year change in control agreements with five other senior officers. Commencing on the first anniversary of the effective date of the agreements for Messrs. O’Leary and Kivlehan, the agreements may be renewed by the boards of directors of the employers for an additional 12 months, such that the continuing terms shall be for 24 months. If the boards of directors determine not to renew a change in control agreement, the employers must give the covered executive notice at least 30 days before such anniversary date that the agreement will not be renewed. In such event, the change in control agreement will terminate at the end of the then term. Notwithstanding the foregoing, if the change in control agreement is in effect on the effective date of a change in control, the agreement will automatically renew on such date and will expire 24 months following the change in control.
In the event of a change in control (as defined in the agreement) followed by Messrs. O’Leary’s or Kivlehan’s involuntary termination of employment (other than for cause, death or disability) or his resignation for good reason (each a “terminating event”), the executive will receive a cash severance payment equal to (i) two times the sum of his annual base salary and average annual short-term incentive cash compensation paid over the prior two most recent fiscal years ended before or simultaneously with the change in control, payable in equal monthly installments over the 24 month period following the terminating event, plus (ii) any accrued but unpaid compensation and accrued but unpaid paid time off, payable in a lump sum no later than 10 days following the executive’s date of termination. In addition, the employers will maintain the executive’s group medical and life insurance coverage in effect for 24 months following the date of termination, at their sole expense, or if providing either of such coverages on a pre-tax basis would result in an excise tax or penalties to the employers, the employer would provide such benefits on an after-tax basis or, in lieu thereof, would provide a cash lump sum payment to the executive reasonably estimated to be equal to the value of such benefits. For purposes of the change in control agreement, “good reason” would include any of the following events: (i) a material diminution, not consented to by the executive, in the executive’s responsibilities, authorities or duties from those in effect immediately prior to a change in control; (ii) a material reduction in the executive’s base salary as in effect on the date of the agreement, or as may be increased from time to time (except to the extent of an across-the-board reduction similarly affecting all or substantially all management employees); (iii) the relocation of the office in which executive is principally employed by more than 35 miles from its location immediately prior to the change in control or the requirement that the executive be based at a location more than 35 miles from his then current office except for required business travel to an extent substantially consistent with obligations immediately prior to the change in control; or (vi) a material breach of the change in control agreement by the employers. In the event the executive has good reason to terminate, he must give notice of his resignation for good reason within 90 days of the initial event that giving rise to the right to terminate and Blue Hills Bank, or its successor, and Blue Hills Bank, or its successor, will have 30 days to cure the good reason, provided that such 30-day period may be waived by Blue Hills Bank, or its successor.

In the event Mr. O’Leary’s or Mr. Kivlehan’s termination occurs following a change in control under circumstances that would entitle either executive to a benefit under the change in control agreement, such executive would be entitled to a cash severance payment of approximately $712,500 for Mr. O’Leary or $721,688 for Mr. Kivlehan if such termination were to occur in December 2015. Notwithstanding anything to the contrary, the change in control agreement provides that the employers will not be required to pay a payment or benefit under the change in control agreement or otherwise, that, in the reasonable estimation of the an independent certified public account would not be deductible, in whole or in part, as a result of Section 280G of the Internal Revenue Code. In such event, the payment or benefits under the change in control agreement would be reduced, to the extent necessary to avoid this result. In addition, if necessary to avoid excise taxes under Section 409A of the Internal Revenue Code, and only to such extent, a cash severance payment may be delayed and paid on the earlier of (a) six months and one day after the executive’s separation from service or (b) executive’s death. In such event, the first payment shall include a catch-up payment covering amounts that would have been paid during the delay and shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service.

In March 2015, the Two Year Change in Control Agreement for James E. Kivlehan was amended and restated as a Two Year Severance and Change in Control Agreement. Under the revised agreement, in addition to a payment on termination in connection with or following a Change in Control under the above circumstances, Mr. Kivlehan is also entitled to a cash severance payment in the event of his involuntary termination (other than for cause, or due to his death or disability) by the employers or in the event of his termination for “good reason,” as defined above, without regard to whether a change in control has occurred. The cash severance payment to which he will be entitled in the event of such an involuntary termination or termination for “good reason” occurring prior to a change in control will be equal to two times his annual base salary and continued group medical and life insurance coverage for 24 months following the date of termination.

Short-Term Incentive Plan. Blue Hills Bank maintains an annual incentive compensation plan for the benefit of its officers and employees, including its named executive officers. Under the incentive compensation plan, the named executive officers can achieve a bonus based on a percentage of salary, depending on whether the performance goals are achieved at a threshold, target or maximum level. In addition, an employee is expected to achieve goals that are weighted between bank-level goals and individual goals. For the plan to be funded, a minimum level of profitability is required. For 2016, the potential bonus and weighting of goals is set forth in the following chart:

	Bonus as a % of Salary			Goal Weighting
Position	Threshold	Target	Maximum	Bank	Dept./Individual
President/CEO	20%	40%	60%	100%	—
EVPs	15%	30%	45%	75%	25%

For the 2015 calendar year, the bank-level performance goals included return on average assets, loan and deposit growth and non-performing assets. Individual goals, to the extent required, varied by individual. For the 2015 and 2014 calendar year, the named executive officers achieved their goals and received short term incentive compensation ranging between 45% and 60% of base salary. In addition, in 2014, in consideration of the extra efforts that the named executive officers undertook in the conversion of Hyde Park Bancorp, MHC and Hyde Park Bancorp, Inc. to a fully converted corporation as Blue Hills Bancorp and initial public offering of the shares of Blue Hills Bancorp, the board of directors chose to increase the bonuses under the annual incentive compensation plan. The additional bonus paid above the amount earned under the short-term incentive plan is reflected in the “Bonus” column of the Summary Compensation Table above.

Stock Based Compensation
Set forth below is certain information regarding outstanding equity awards granted to the named executive officers at December 31, 2015:
Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards; Market or payout value of unearned shares, units or other rights that have not vested ($) (2)

William M. Parent	—	400,000	14.07	10/07/2025	160,000	2,449,600	40,000	612,400
James E. Kivlehan	—	210,000	14.07	10/07/2025	115,000	1,760,650	—	—
Thomas E. O’Leary	—	210,000	14.07	10/07/2025	115,000	1,760,650	—	—
_______________________________

(1)	Stock awards and stock options listed represent grants under our 2015 Equity Incentive Plan and vest at a rate of 20% per year beginning on October 7, 2016.

(2)	The amounts in this column are based on the fair market value of our common stock on December 31, 2015 of $15.31 per share.

(3)
Awards in this column vest over a five year period in amounts of up to 20% per year based on the satisfaction of certain performance-based goals measured against our peers, including (i) annual non-performing loans as a percentage of total loans; (ii) annual percentage growth in total loans and leases; and (iii) annual percentage growth in tangible book value.

Equity Incentive Plan

Our stockholders have approved the Blue Hills Bancorp, Inc. 2015 Equity Incentive Plan (the “Equity Incentive Plan”), to provide officers, employees and directors of Blue Hills Bancorp and Blue Hills Bank with additional incentives to promote the growth and performance of Blue Hills Bancorp. Subject to permitted adjustments for certain corporate transactions, the Equity Incentive Plan authorizes the issuance or delivery to participants of up to 3,985,354 shares of Blue Hills Bancorp common stock pursuant to grants of restricted stock awards, restricted unit awards, incentive stock options and non-qualified stock options, provided that the maximum number of shares of Company common stock that may be delivered pursuant to the exercise of stock options (all of which may be granted as incentive stock options) is 2,846,681 and the maximum number of shares of Company stock that may be issued as restricted stock awards or restricted stock units is 1,138,673. Employees and directors of Blue Hills Bancorp or its subsidiaries are eligible to receive awards under the Equity Incentive Plan, except that non-employees may not be granted incentive stock options.

The Compensation Committee may determine the type and terms and conditions of awards under the Equity Incentive Plan. Awards may be granted in a combination of incentive and non-statutory stock options, and/or restricted stock awards and restricted stock units, as follows. The Equity Incentive Plan is designed so that stock options will be considered “qualified performance-based compensation.” The Committee may designate whether any restricted stock awards or restricted stock units being granted to any participant are intended to be “qualified performance-based compensation.” Any such awards designated as intended to be “qualified performance-based compensation” will be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m) of the Internal Revenue Code. If the right to become vested in an award under the Equity Incentive Plan is conditioned on the completion of a specified period of service with Blue Hills Bancorp or its subsidiaries, without the achievement of performance measures or objectives, then the required period of service for full vesting shall be determined by the Committee and evidenced in an award agreement, subject to acceleration of vesting, to the extent permitted by the Committee, upon the occurrence of certain events, including in the event of death or disability. Unless otherwise stated in an award agreement, upon the occurrence of an involuntary termination of employment or termination of service as a director following a change in control of Blue Hills Bancorp, all outstanding options then held by a participant will become fully exercisable and all restricted stock awards and/or restricted stock units shall be fully earned and vested. In the event of a change in control, any performance measure attached to an award under the Equity Incentive Plan shall be deemed satisfied in full as of the date of the change in control.

Certain limits apply to awards under the Equity Incentive Plan. The maximum number of shares of stock, in the aggregate, that may be covered by a stock option granted to any employee will not exceed 711,670, all of which may be granted during any calendar year. The maximum number of shares of stock, in the aggregate, that may be subject to restricted stock awards and restricted stock units granted to any employee will be 284,688, all of which may be granted during any calendar year. The maximum number of shares of stock, in the aggregate, that may be subject to stock options granted to any non-employee director will be 142,334, all of which may be granted during any calendar year. The maximum number of shares of stock, in the aggregate, that may be subject to restricted stock award or restricted stock units granted to any non-employee director will be 56,933, all of which may be granted during any calendar year. Under the Equity Incentive Plan, the aggregate number of stock options that may be granted to all non-employee directors and the aggregate number of restricted stock that may be granted to all non-employee directors is 854,004 shares and 341,602 shares, respectively.

The Equity Incentive Plan provides that neither the Committee nor the Board is authorized to make any adjustment or amendment that reduces or would have the effect of reducing the exercise price of a stock option previously granted.

Supplemental Executive Retirement Plan. Blue Hills Bank previously adopted a Supplemental Executive Retirement Plan for certain officers, including Messrs. Parent, O’Leary and Kivlehan. Under the Supplemental Executive Retirement Plan, Blue Hills Bank contributed a fixed dollar amount each year to a participant’s account. In connection with Blue Hills Bancorp’s stock offering, the Supplemental Executive Retirement Plan was terminated in December 2013, and the account balances thereunder were required to be distributed no later than December 17, 2015, in order to comply with Section 409A of the Internal Revenue Code. The account balances were distributed in December 2015 as required to comply with Section 409A. The Supplemental Executive Retirement Plan was amended prior to the plan’s termination, to permit participants to invest their account balance in additional investment alternatives selected by the plan administrator, including Blue Hills Bancorp common stock. A participant’s election to invest in Blue Hills Bancorp common stock was irrevocable. Accordingly, the portion of the participant’s account that was invested in Blue Hills Bancorp common stock was distributed in such common stock.

Pension Plan. Blue Hills Bank maintains the Savings Banks Employees Retirement Association (“SBERA”) Pension Plan, a qualified noncontributory defined benefit plan (the “pension plan”) for employees. In October 2014, the pension plan was frozen as to all future accruals. Prior to the freeze, annual contributions to the Plan were made in order to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). A participant is 100% vested in his or her accrued benefit under the plan after three years of service with Blue Hills Bank. Prior to the freeze of the pension plan, the basic normal retirement benefit was calculated by multiplying the participant’s average of his highest three consecutive years of service by 1.25% for each year of credited service, up to a maximum of 25 years. Additionally, the participant’s compensation in excess of the covered compensation level (as defined in the Plan) was multiplied by 0.6% and accrued for a period of 25 years.

Upon attainment of normal retirement age (age 65) or upon termination after early retirement age (age 62), a participant who is not married and has accrued benefits in excess of $5,000 will receive a life annuity for the participant’s life, unless the participant elects another form of payment. If the participant is married and the present lump sum value of his accrued benefit exceeds $5,000, the normal form of payment will be a joint and survivor annuity, with a percentage of the participant’s benefit continuing to the participant’s spouse upon the participant’s death. In the even the participant’s vested account balance is $1,000 or less, the participant will receive a cash distribution as soon as practicable. A participant’s accrued benefit is also fully vested upon the participant’s death. In the event of a participant’s death while the participant is still employed by Blue Hills Bank or dies after he retires or terminates employment but before benefit payments start, the surviving spouse will be entitled to a life annuity based on the value of the participant’s vested accrued benefit.

Other Information Relating to Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.
Based solely on the Company’s review of copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in Blue Hills Bancorp common stock during the year ended December 31, 2015.
Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Blue Hills Bank to our executive officers and directors in compliance with federal banking regulations. At December 31, 2015, none of the directors or executive officers of the Bank or Blue Hills Bancorp had a loan outstanding with the Bank.

The Bank has made loans to immediate family members of directors and executive officers of Blue Hills Bancorp. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee was an officer or employee of Blue Hills Bancorp or Blue Hills Bank or any subsidiary thereof, nor did any of them have any other reportable interlock.

Submission of Business Proposals and Stockholder Nominations
Under SEC rules, the Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 15, 2016. However, if next year’s annual meeting is held on a date more than 30 calendar days from May 18, 2017, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. It is expected that the Company’s annual meeting in 2017 will be held in May of 2017, and stockholder proposals will be required to be received by December 15, 2016. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.
The Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary not less than 110 days nor more than

120 days prior to the anniversary of the prior year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, such nominations and/or proposals must be received no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made. A copy of the bylaws may be obtained from the Company.
Stockholder Communications
The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to Blue Hills Bancorp, Inc., 320 Norwood Park South, Norwood, Massachusetts 02062. Communications to the Board of Directors should be in the care of Lauren Messmore, Corporate Secretary. Communications to individual directors should be sent to such director at the Company’s address. Stockholders who wish to communicate with a Committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to George E. Clancy, the Chair of the Nominating and Corporate Governance Committee of the Board of Directors. It is in the discretion of the Corporate Governance Committee whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous
The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.
The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.
If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.
Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope. You may also vote by telephone or electronically on the Internet, in accordance with the instructions on your proxy card.
BY ORDER OF THE BOARD OF DIRECTORS

Lauren Messmore
Corporate Secretary

Norwood, Massachusetts
April 13, 2016

Blue Hills Bancorp, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 8:00 a.m., Eastern Time, on May 18, 2016.

Vote by Internet

- Go to **www.investorvote.com/BHBK**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - George E. Clancy	☐	☐	02 - William M. Parent	☐	☐	03 - David A. Powers	☐	☐
04 - Scott Smith	☐	☐						

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.
 / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

4 1 D V

02B8BB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Blue Hills Bancorp, Inc.

Proxy — Blue Hills Bancorp, Inc.

Notice of 2016 Annual Meeting of Stockholders

Nutter, McClennen & Fish
Brandeis Conference Center
155 Seaport Boulevard, 5th Floor
Boston, Massachusetts 02210
Proxy Solicited by Board of Directors for Annual Meeting — May 18, 2016, 10:00 a.m., local time

The members of the official proxy committee of Blue Hills Bancorp, Inc., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Blue Hills Bancorp, Inc. to be held on May 18, 2016, 10:00 a.m., local time or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as instructed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. At the present time, Blue Hills Bancorp, Inc. knows of no other business to be brought before the Annual Meeting.

(Items to be voted appear on reverse side.)

Blue Hills Bancorp, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your ESOP Vote Authorization Form, you may choose one of the voting methods outlined below to direct the voting of the shares allocated to your ESOP account.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

ESOP Vote Authorization Forms submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 11, 2016.

Vote by Internet

- Go to **www.investorvote.com/BHBK**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

ESOP Vote Authorization Form

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - George E. Clancy	☐	☐	02 - William M. Parent	☐	☐	03 - David A. Powers	☐	☐
04 - Scott Smith	☐	☐						

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B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon.

Date (mm/dd/yyyy) — Please print date below. / /

Signature — Please keep signature within the box.

1 U P X

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02B8DB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Blue Hills Bancorp, Inc.

Blue Hills Bancorp, Inc.

ANNUAL MEETING OF STOCKHOLDERS
May 18, 2016
10:00 a.m., Eastern Time

The undersigned hereby directs the Trustee of the Blue Hills Bank Employee Stock Ownership Plan (the "ESOP") to vote all shares of common stock of Blue Hills Bancorp, Inc. (the "Company") allocated to the undersigned's account(s), for which the undersigned is entitled to direct the voting at the Annual Meeting of Stockholders to be held on May 18, 2016 at 10:00 a.m., Eastern time, at Nutter, McClennen & Fish, Brandeis Conference Center, 155 Seaport Boulevard, 5th Floor, Boston, Massachusetts and at any adjournments or postponements thereof, as indicated on the reverse side of this form.

If this form is not returned in a timely manner, shares allocated to the participant's ESOP account will be voted in the same proportion as shares for which the Trustee has received timely voting instructions to vote on the proposals, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries. Abstentions will be similarly treated, but solely with respect to the proposal for which an abstention is marked. If any other business is brought before the Annual Meeting, this form will be voted by the Trustee in a manner intended to represent the best interest of participants and beneficiaries of the ESOP. At the present time, the Company knows of no other business to be brought before the Annual Meeting.

IF NO INSTRUCTION IS SPECIFIED AND THIS FORM IS RETURNED SIGNED, THIS VOTE AUTHORIZATION FORM WILL BE CONSIDERED A VOTE FOR EACH OF THE LISTED PROPOSALS.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS ESOP VOTE AUTHORIZATION FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS VOTE AUTHORIZATION FORM MUST BE RETURNED BY MAY 11, 2016. ALTERNATIVELY, PLEASE PROVIDE YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR BY TELEPHONE, FOLLOWING THE INSTRUCTIONS IN YOUR ESOP VOTE AUTHORIZATION FORM.